As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-158069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Electric Company
(Exact Name of Registrant as Specified in Its Charter)
New York
(State or Other Jurisdiction of Incorporation or Organization)

14-0689340
(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828
(Address of Principal Executive Offices)

Certain Existing and Future GE or Affiliate Benefit and Compensation Plans
(Full Title of the Plan)
Christoph A. Pereira
Vice President and Chief Corporate, Securities & Finance Counsel
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
(Name and Address of Agent for Service)

(203) 373-2211
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐

INTRODUCTION

General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), registered on a Registration Statement on Form S-8 (File no. 333-158069) filed on March 17, 2009 (the “Original Registration Statement”), as amended by Post-Effective No. 1 filed on November 8, 2011 (“Amendment No. 1”) and Post-Effective No. 2 filed on June 13, 2012 (“Amendment No. 2”), 10,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”), to be offered and sold under certain existing and future benefit and compensation plans of the Company and its affiliates that co-filed the Original Registration Statement or that are added to the Original Registration Statement through post-effective amendments thereto (the “Plans”), and an indeterminate amount of interests in each of the Plans. The Plans currently consist of the Advanced Services, Inc. Employee Savings and Retirement Plan (the “Advanced Services Plan”), the ITI 401(k) Plan, the Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan), the Elano Profit Sharing Plan, the Middle River Aircraft Systems Hourly Savings Plan, the Middle River Aircraft Systems Salaried Savings Plan and the Roper Employee Voluntary Stock Ownership Plan (the “Roper Plan”).

This Post-Effective Amendment No. 3 to the Original Registration Statement (this “Amendment No. 3” and, together with the Original Registration Statement, Amendment No. 1 and Amendment No. 2, the “Registration Statement”) is being filed for the purposes of (1) reallocating 25,000 of the 80,000 shares of Common Stock previously allocated to the Advanced Services Plan to be designated as Unallocated shares, (2) reallocating 500,000 of the 1,500,000 shares of Common Stock previously allocated to the Roper Plan to be designated as Unallocated shares, and (3) deregistering the interests in the Advanced Services Plan and Roper Plan, in each case in connection with the sale of the Company’s Appliances business, effective June 6, 2016, resulting in no securities offering that requires registration under the Securities Act of 1933, as amended. As amended hereby, the following amounts of shares of Common Stock have been registered under the Registration Statement with respect to the Plans:

Shares
Plan Name	Allocated
Advanced Services, Inc. Employee Savings and Retirement Plan*	55,000
ITI 401(k) Plan	220,000
Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan)*	55,000
Elano Profit Sharing Plan (previously referred to as the Unison Industries Profit Sharing Plan)	4,800,000
Middle River Aircraft Systems Hourly Savings Plan	1,000,000
Middle River Aircraft Systems Salaried Savings Plan	850,000
Roper Employee Voluntary Stock Ownership Plan*	1,000,000
Unallocated	2,020,000
Total Registered	10,000,000

*Securities offering under plan has been terminated.

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SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 3 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 1st day of August, 2016.

GENERAL ELECTRIC COMPANY

By:	/s/ Christoph A. Pereira
Christoph A. Pereira
Vice President and Chief Corporate, Securities & Finance Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
*Jeffrey R. Immelt	Chairman of the Board and Chief Executive Officer	August 1, 2016
(Principal Executive Officer)

*Jeffrey S. Bornstein	Senior Vice President and Chief Financial Officer	August 1, 2016
(Principal Financial Officer)

*Jan R. Hauser	Vice President, Controller and Chief Accounting Officer	August 1, 2016
(Principal Accounting Officer)

*Sébastien M. Bazin	Director	August 1, 2016

*W. Geoffrey Beattie	Director	August 1, 2016

*John J. Brennan	Director	August 1, 2016

*Francisco D’Souza	Director	August 1, 2016

*Marijn E. Dekkers	Director	August 1, 2016

*Peter B. Henry	Director	August 1, 2016

*Susan J. Hockfield	Director	August 1, 2016

*Andrea Jung	Director	August 1, 2016

*Robert W. Lane	Director	August 1, 2016

*Rochelle B. Lazarus	Director	August 1, 2016

*Lowell C. McAdam	Director	August 1, 2016

*James J. Mulva	Director	August 1, 2016

*James E. Rohr	Director	August 1, 2016

*Mary L. Schapiro	Director	August 1, 2016

*James S. Tisch	Director	August 1, 2016

A Majority of the Board of Directors.

*By:	/s/ Christoph A. Pereira
Christoph A. Pereira
Attorney-in-Fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 1st day of August, 2016.

Advanced Services, Inc. Employee Savings and Retirement Plan*
ITI 401(k) Plan*
Computer Dynamics, Inc. 401(k) and Profit Sharing Plan
(formerly, Total Control Products, Inc. 401(k) Plan)*
Elano Profit Sharing Plan*
Middle River Aircraft Systems Hourly Savings Plan*
Middle River Aircraft Systems Salaried Savings Plan*
Roper Employee Voluntary Stock Ownership Plan*

*By:	/s/ Christoph A. Pereira
Christoph A. Pereira
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description
24.1	Power of Attorney of certain Officers and Directors of the Company